Exhibit 1(5)


                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                       Insured:   [JOHN DOE]
                         Owner:   [JOHN DOE]
                 Payment Class:   [STANDARD NON-SMOKER]
                 Policy Number:   [SPECIMEN]                                   Issue Age:   [35]
                   Face Amount:   [$250,000}                                  Issue Date:   [05/01/2000]


                  THIS IS A LEGAL CONTRACT - READ IT CAREFULLY

LINCOLN BENEFIT LIFE COMPANY promises to pay the death benefit to the beneficiary on death of the insured upon receipt of due proof of death of the insured.

PLEASE EXAMINE THE APPLICATION. We issued this contract based upon the answers in the application (copy included) and receipt of your initial premium. If all answers are not complete and true, the contract may be affected.

RIGHT TO CANCEL YOUR CONTRACT. You may cancel this contract by returning it Lincoln Benefit Life Company, PO Box 80469, Lincoln, NE 68501-0469, or our agent, before midnight of the 10th day after the day you receive the policy.
Return of the contract by mail is effective on being postmarked, properly addressed and postage prepaid. We will refund any premiums allocated to the separate account, adjusted to reflect investment gain or loss from the date of allocation to the date of cancellation.

Executed for the company at its home office in Lincoln, Nebraska on its issue date.

          Carol S. Watson                                     B. Eugene Wraith
             Secretary                                            President

                          LINCOLN BENEFIT LIFE COMPANY
                          On Lincoln Benefit Life Drive
                                Lincoln, NE 68506
                  A Legal Reserve Stock Life Insurance Company
                      FLEXIBLE PREMIUM VARIABLE LIFE POLICY
                   Minimum Premium Required in the First Year
                  Death Benefit Payable on the Insured's Death
                       Flexible Premiums Payable for Life
          The Death Benefit and other Values provided by this Contract are based on the investment experience of the Separate Account and other flexible factors.

                    These values may vary based on investment
                       and earnings experience and are not
                         guaranteed as to a fixed dollar
                                     amount.

                                Nonparticipating

VUL 0040                                                                  Page 1

                                SUMMARY OF POLICY

This policy insures the life of the insured. If the insured dies while this policy is in force, the death benefit will be paid to the beneficiary.

Payments for this policy are flexible. They may be made during the lifetime of the insured.

During the lifetime of the insured, you may:

       ... change the planned payments and time between payments;

       ... obtain policy loans;

       ... change the beneficiary;

       ... change the death benefit option;

       ... surrender the policy for its net surrender value;

       ... exercise the other rights provided.

This is only a summary of the policy terms. The detailed provisions of the policy will control. The provisions of your policy are set forth in the following sections.

    Policy Data.................................Page 3                       Policy Value............................Page 11
    Definitions.................................Page 5                       Surrender Value.........................Page 12
    Death Benefit...............................Page 7                       Loans...................................Page 12
    Beneficiary.................................Page 8                       Other Terms of Your Policy..............Page 13
    Ownership...................................Page 8                       Exchange of Plan........................Page 15
    Premium Payment.............................Page 9                       Application.............................Insert
    Account Provisions..........................Page 10                      Benefit Riders (if any).................Insert


                           READ YOUR POLICY CAREFULLY

                                   POLICY DATA

                       Insured:   [JOHN DOE]
                         Owner:   [JOHN DOE]
                 Payment Class:   [STANDARD NON-SMOKER]
                 Policy Number:   [SPECIMEN]      Issue Age:   [35]
                   Face Amount:   [$250,000}     Issue Date:   [05/01/2000]

                           Monthly Deduction Day [01]
                               Benefit Description

                                                               Year of Expiry
                                                                 or Maturity

Flexible Premium Variable Life                                      Life
Insurance - (Death Benefit Option 1)


                               Payment Information

                 Required Payment                   [$577.56]
                 Planned Payment                    [$577.56]


The payment of a monthly {SAFETY NET} premium of {$48.13} is guaranteed to keep this policy in force for {5} years, assuming no loans or withdrawals are taken. See {SAFETY NET} Premium Provision on Page 9 for details.

                                   Allocations

          Separate Account: Lincoln Benefit Life Variable Life Account

                                                              Payment Deduction
               Subaccount                                          Allocation%

{Janus Worldwide Subaccount}                                            {25}
{Fidelity VIPFII Asset Manager Subaccount}                              {75}



Minimum Withdrawal Amount                                             {$500}

Minimum Transfer Amount                                               {$100}

Loan Credited Rate                                                   {4.00%}

Maximum Loan Interest Rate Charged:
         On preferred loans                                          {4.00%}
         On standard loans                                           {6.00%}


                         Expense Deductions and Charges

Annual Mortality and Expense Risk Charge:
         Contract Years 1-15                                         {0.60%}
         Contract Years 16+                              Current     {0.40%}
                                                      Guaranteed      0.60%

Annual Distribution Expense Risk Charge:
         Contract Years 1-20                                          {1.00%}
         Contract Years 21+                                           {0.00%}

Monthly Policy Fee                                                    {$7.50}

Partial Withdrawal Service Fee                                          {$10}

                                                                         Page 3A

                      GUARANTEED MONTHLY COST OF INSURANCE

       Policy                     Rate                         Policy                   Rate
        Year                    Per $1000                       Year                  Per $1000
        ----                    ---------                       ----                  ---------

         1                       0.14417                         34                    2.49333
         2                       0.15167                         35                    2.74833
         3                       0.16167                         36                    3.03667
         4                       0.17250                         37                    3.36583
         5                       0.18417                         38                    3.74583
         6                       0.19833                         39                    4.17583
         7                       0.21333                         40                    4.64833
         8                       0.22917                         41                    5.15333
         9                       0.24667                         42                    5.68667
        10                       0.26583                         43                    6.24417
        11                       0.28750                         44                    6.82917
        12                       0.31083                         45                    7.46000
        13                       0.33583                         46                    8.15667
        14                       0.36333                         47                    8.93750
        15                       0.39333                         48                    9.81833
        16                       0.42750                         49                   10.79500
        17                       0.46667                         50                   11.84833
        18                       0.51167                         51                   12.95417
        19                       0.56333                         52                   14.09833
        20                       0.62083                         53                   15.26333
        21                       0.68500                         54                   16.44417
        22                       0.75500                         55                   17.65750
        23                       0.82917                         56                   18.92083
        24                       0.91167                         57                   20.26333
        25                       1.00417                         58                   21.73500
        26                       1.10750                         59                   23.47917
        27                       1.22250                         60                   25.81917
        28                       1.35500                         61                   29.32167
        29                       1.50500                         62                   35.08250
        30                       1.67167                         63                   45.08333
        31                       1.85417                         64                   62.09583
        32                       2.05167                         65                   83.33333
        33                       2.26333

VUL 0040

                                   DEFINITIONS

When these words are used in this contract, they have the meaning stated:

"app"
The application which you completed requesting this policy.

"benefit rider"
An additional benefit we are providing.

"due proof of death"
(1) a certified original copy of the death certificate; or (2) a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or
(3) a written statement by a medical doctor who attended the deceased at the time of death; or (4) any other proof satisfactory to the company.

"face amount"
The initial death benefit, shown on page 3, adjusted for any changes in accordance with the terms of this policy.

"fund"
A series mutual fund.


"in force"
A term used to describe when the insured's life is covered under the terms of this contract.

"insured"
The person upon whose life is covered by this policy as shown on Page 3.

"issue age"
The age of the insured at the time this policy was issued (issue date) determined by the insured's last birthday.

"issue date"
The date the policy is issued, as shown on Page 3. It is used to determine policy years and policy months in the policy.

"loan account"
An account established for amounts transferred from the subaccounts as security for outstanding policy loans.

"monthly-automatic payment"
A method of making payments each month automatically; for example, by bank draft or salary deduction.

"monthly deduction day"
The same day in each month, as shown on Page 3, as the issue date. The day of the month on which deductions are made.

"net"
Used in reference to the death benefit, policy value or surrender value. This means that this item has been reduced by any policy debt.

"net death benefit"
The death benefit less any policy debt.

"net investment factor"
An index applied to measure the net investment performance of a subaccount from one valuation date to the next. It is used to determine the policy value of a subaccount in any valuation period.

"net surrender value"
The amount you would receive upon surrender of this contract, equal to the surrender value less any policy debt. The net surrender value must be positive in value for the policy to remain in force, unless the safety net premium factor is in effect.

"payment class"
The class into which the insured is placed, determined by our rules for providing insurance coverage.

"policy anniversary"
The same day and month as your issue date for each subsequent year your policy remains in force.

"policy data"
The pages of this policy which identify specific information about the insured and the benefits.

"policy debt"
The sum of all unpaid policy loans and accrued interest thereon.

"policy month"
A one month period beginning on the same day of the month as the issue date of the policy.

"policy value"
The sum of the values of your interests in the subaccounts of the separate account plus the value of the loan account. The amount from which monthly deductions are made and the death benefit is determined.

"policy year"
A twelve month period beginning on an anniversary of the issue date.

"portfolio(s)"
The underlying mutual fund(s) (or investment series thereof) in which the subaccounts invest.

"required payment"
The minimum premium which must be paid to keep the policy in force for the first year.

"separate account"
A segregated investment account of the Company entitled Lincoln Benefit Life Variable Life Account.

"subaccount"
A subdivision of the separate account invested wholly in shares of one of the portfolios.

"surrender value"
Is equal to the policy value.

"valuation date"
Each day the New York Stock Exchange ("NYSE") is open for business.

"valuation period"
The period commencing at the close of normal trading on the NYSE (currently 4:00 p.m. Eastern time) on each valuation date and ending at the close of the NYSE on the next succeeding valuation date.

""we", "us", "our""
Our company, Lincoln Benefit Life Company.

"you"
The person(s) having the privilege of ownership defined in the policy.

                                  DEATH BENEFIT

If the insured dies while this policy is in force, we will pay the death benefit when we have received due proof of death. The death benefit will be based on:

1. The death benefit option in effect on the date of death;

2. Any increases or decreases to the face amount.


The death benefit will be reduced by any policy debt less any unpaid monthly deduction amounts occurring during a grace period. If the proceeds are not paid within 30 days after we receive due proof of the death of the insured, we will pay interest on the proceeds. Interest will accrue at the legal rate of interest and will accrue from the date of death until the claim is paid.

death benefit option

While the insured is alive you may choose between two death benefit options:

If you select Option 1, the death benefit will be the greater of:

a. The face amount on the date of death; or
b. The percentage of the policy value shown in the Compliance with Federal Laws Provision.

If you select Option 2, the death benefit will be the greater of:

a. The face amount plus the policy value on the date of death; or

b. The percentage of the policy value shown in the Compliance with Federal Laws Provision.

The initial death benefit option selected by you is stated in the app.

change of death benefit option

At any time after the first policy year, you may request us to change the death benefit option by writing to us. If you ask to change from Option 2 to Option 1, the face amount will be increased by the amount of the policy value. If you ask to change from Option 1 to Option 2, the face amount will be decreased by the amount of the policy value.

The change will take effect on the monthly deduction day on or following the date we receive the written request. We will provide to you an endorsement showing the actual start date of the death benefit option change and the new face amount. We reserve the right to limit the frequency of the death benefit option changes made under this policy.

change of face amount

At any time after the first policy year, you may request either of the following changes by writing us. The request will take effect on the monthly deduction day on or following the date we approve the request:

1. Increasing the face amount. You must submit a new app for an increase in face amount. We will require due proof that the insured is still insurable. We reserve the right to limit the amount of any increases made under this policy. The face amount may not be increased more than once in any 12 month period.

2. Decreasing the face amount. A decrease in face amount will first be applied against the most recent increase, then to the next most recent increase successively, and finally to the initial face amount. The face amount in effect after any decrease may not be less than $250,000.

We will provide you an endorsement showing the start date of any increase or decrease and the new face amount. We reserve the right to limit the amount and frequency of any increase or decrease in face amount.

                                   BENEFICIARY

The beneficiary will receive the death benefit when the insured dies and we have received due proof of death. The beneficiary is as stated in the app unless changed.

The beneficiaries will receive the death benefit in the following order:

 ...Primary beneficiary, who will receive the death benefit if living when the insured dies.

 ...Contingent beneficiary, who will receive the death benefit if the primary beneficiary dies before the insured.

If a beneficiary dies at the same time as the insured or within fifteen days thereafter, we will pay the death benefit as if that beneficiary were not living when the insured died. If none of the named beneficiaries are living when the insured dies, the death benefit will be paid to you.

We will pay the death benefit to the beneficiaries according to the most recent written instruction we have received from you. If we do not have any written instructions, we will pay the death benefit in equal shares to the beneficiaries who are to share the funds. If there is more than one beneficiary in a class and one of the beneficiaries predeceases you, the death benefit will be paid to the surviving beneficiaries in that class.

You may name new beneficiaries. We will provide a form to be signed. You must file it with us. Upon receipt, it is effective as of the date you signed the form, subject to any action we have taken before we received it.

If you name one or more irrevocable beneficiaries, no change in the beneficiaries and no changes which affect policy values may be made without their consent. No beneficiary has any rights in this policy until the insured dies.

                                    OWNERSHIP

The insured is the owner if no other person is named in the app as owner. The owner controls the policy during the lifetime of the insured. Unless you provide otherwise, as owner, you may exercise all rights granted by the policy without the consent of anyone else. If the named owner dies before the insured, then the contingent owner named in the app is the new owner. If no owner named in this policy is living, then the owner will be the estate of the last named owner.

You may name a new owner. We will provide a form to be signed. You must file it with us. Upon receipt, it is effective as of the date you signed the form, subject to any action we have taken before we received it.

You may assign this policy or an interest in it to another. You must do so in writing and file the assignment with us. No assignment is binding on us until we receive it. When we receive it your rights and those of the beneficiary will be subject to the assignment.

We are not responsible for the validity of any assignment you make.

                                PREMIUM PAYMENTS

payments

Premiums for this policy are referred to as payments. The planned payment, required payment and the time between payments are shown on Page 3.

Payments are flexible. This means you may change the amount of planned payments and the time between payments. During the first year, you must pay an amount at least as great as the required payment.

We must have received the first payment on or before the issue date. This policy will not be in effect before this amount is received.

We will send you a reminder notice if you pay annually, semi-annually or quarterly. You may also make a monthly-automatic payment. We may establish limits on both the amount of payment and the time between payments.

Payments must be sent to our home office. The amount you pay will affect the policy value. If you pay too little, the policy will stop subject to the grace period.

allocation of premium payments

We will invest the net premium payments in the subaccounts you select. You must specify your allocations on the app, in whole percents from 0% to 100%. The total allocation must equal 100%. You initially may allocate your policy value to up to twenty-one options, counting each subaccount as one option. All net premium payments not requiring underwriting will be allocated to the subaccounts as of the date payments are received at our home office. Premium payments requiring underwriting will not be credited with interest or earnings prior to the issue date. We will allocate such net premium payments, plus earnings and less monthly deductions, once underwriting approval is received, to the subaccounts specified on the app or your most recent instructions. You may change the allocation percentages at any time by writing us. Any change will be effective when we receive it.

grace period

Except as provided in the safety net premium provision below, if on any monthly deduction day the net surrender value is determined to be less than the monthly deduction for the current policy month, you will be given a grace period of 61 days. This policy will be in force during the grace period. If you do not make sufficient payment by the end of the grace period, the policy will stop. If the insured dies during the grace period, we will deduct any monthly deductions from the amounts we pay.

We will send a written notice to the most recent address we have for you and any assignee at least 30 days prior to the day coverage stops.

safety net premium

If total payments, less partial withdrawals and policy debt are greater than or equal to the sum of monthly safety net premium times the number of months elapsed since the issue date, then the policy is guaranteed to stay in force for a predetermined time period as shown on Page 3, even if the net surrender value becomes insufficient to cover monthly deductions. The safety net premium is equal to the required payment for the first policy year.

If, at any time the total payments, less partial withdrawals and policy debt, are less than the monthly safety net premium times the number of months elapsed the safety net premium provision will no longer be in effect. Once it is not in effect, it cannot be reinstated and the policy will continue in force only as long as it net surrender value is sufficient to pay the monthly deductions and for any corresponding grace period.

Increases, decreases, partial withdrawals, death benefit option changes, and additions or deletions of benefit riders, may affect the monthly safety net premium.

                                                                          Page 9
reinstatement

Prior to the death of the insured and if this contract has not been surrendered, this policy may be reinstated provided you:

1. Make your request within five years of the date the policy entered the grace period;
2. Give us the proof we require that the insured is still insurable in the same payment class that the policy was issued; 3. Pay an amount large enough to cover the unpaid monthly deductions for the grace period; 4. Make a payment sufficient to keep the policy in force for 3 policy months; and 5. Repay or ask us to reinstate any loan.

The policy value on the reinstatement date will reflect the policy value at the time of termination and premiums applied at the time of reinstatement.

When this policy is reinstated, a new two-year contestable period will apply with respect to statements made in the application for reinstatement. The contestable period is explained in the incontestability provision on Page 13.

                               ACCOUNT PROVISIONS

assets of the separate account

The separate account, shown on page 3A, is a separate investment account to which we allocate assets contributed under this and certain other life insurance contracts. We will have exclusive and absolute ownership and control of the assets of our separate accounts. The assets of the separate account will be available to cover the liabilities of our general account only to the extent those assets exceed the liabilities of that separate account arising under the variable life policies supported by that separate account.

The assets of the separate account will be valued at least as often as any contract benefits vary, but at least monthly. Our determination of the value of an accumulation unit by the method described in this policy will be conclusive.

transfers and transfer fees

You may transfer amounts between subaccounts. We reserve the right to impose a $10 transfer fee on the second and subsequent transfers within a calendar month, and to impose a minimum size on transfer amounts as shown on page 3A.

separate account modifications

We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the mutual fund shares underlying the subaccounts of the separate account. We will not substitute any share attributable to your interest in a subaccount without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940, and the Nebraska Insurance Commissioner. The approval process is on file with the insurance commissioner of the state where this policy is delivered.

We reserve the right to establish additional subaccounts of the separate account, each of which would invest in shares of another portfolio of the mutual fund or another mutual fund. You may then instruct us to allocate premium payments or transfers to such subaccounts, subject to any terms set by us or the mutual fund.

In the event of any such substitution or change, we may by endorsement make such changes as may be necessary or appropriate to reflect such substitution or change.

If we deem it to be in the best interests of persons having voting rights under the contracts, the separate account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under such Act in the event such registration is no longer required.

                                                                         Page 10


                                  POLICY VALUE

On the issue date or, if later, the date the first premium is received, the policy value is the net premium less the monthly deduction for the first policy month.

On any other day, the policy value is the sum of the values in each subaccount.

On each valuation date, the value in a subaccount is:

1. The value of the subaccount of the preceding valuation date, multiplied by the net investment factor for the subaccount for the current valuation period, plus

2. Any net premium received and allocated to the subaccount during the current valuation period, plus

3. Any policy value transferred to the subaccount during the current valuation period, minus

4. Any policy value transferred from the subaccount during the current valuation period, minus

5. Any partial withdrawals from the subaccount during the current valuation period, minus

6. The portion of any monthly deduction allocated to the subaccount during the current valuation period for the policy month following the monthly deduction day.

All policy values equal or exceed those required by law. Detailed explanations of methods of calculation are on file with appropriate regulatory authorities.

net investment factor

The net investment factor measures investment performance of a subaccount during a valuation period. The net investment factor is (1) divided by (2) where:

1. is the net result of:
          a.   the net  asset  value  per  share  of the  portfolio  held in the subaccount at the end of the current valuation period, plus
          b.   the per share amount of any dividend or capital gain distribution made by the portfolio during the current valuation period, plus or minus
          c. a per share credit or charge with respect to any taxes which we paid or for which we reserved during the valuation period which are determined by us to be attributable to the operation of the subaccount (no federal income taxes are applicable under present law.)

2. is the net asset value per share of the portfolio held in the subaccount at the end of the last prior valuation period.

monthly deductions

The monthly deduction is the sum of:

1.       A policy fee as shown on Page 3A;
2.       The mortality and expense risk charge;
3.       The distribution expense charge;
4.       The cost of insurance for the policy; and
5.       The cost of any benefit riders attached to the policy.

risk charge

The monthly mortality and expense risk charge is equal to the annual mortality and expense risk rate shown on Page 3A for the appropriate policy year, divided by 12, times the total value in the subaccount on the monthly deduction day.

Specifically, we bear the risk that the total amount of death benefit payable will be greater than anticipated, and we also assume the risk that the actual cost we incur to administer the policy will not be covered by administrative charges assessed.
                                                                         Page 11

distribution expense charge

The monthly distribution expense charge is equal to the annual distribution expense charge rate shown on page 3A for the appropriate contract year, divided by 12, times the total policy value on the monthly deduction day.

cost of insurance

The cost of insurance is determined as follows:

1. Subtract the policy value as of the prior monthly deduction day from the death benefit as of the prior monthly deduction day, and divide the result by 1,000;
2. Multiply the results by the current cost of insurance rate. The cost of insurance rate is based on the insured's sex, issue age, policy year, and payment class. The rates will be determined by us, but they will never be more than the guaranteed rates shown on Page 4.

                                 SURRENDER VALUE

You may terminate your policy for its net surrender value, which may be paid in cash or under an income plan.

The net surrender value of this policy is the amount we will pay you if you ask us to stop this policy. It is equal to the policy value less any policy debt.

Termination will be effective on the date we receive your written request. We may require that your policy accompany your written request before making any payment.

continuation of coverage

If you stop making payments, this policy and any riders will remain in effect as long as the net surrender value covers the monthly deductions or the policy is still in force as defined in the monthly guarantee premiums provision. This provision does not continue any riders beyond their normal termination dates.

partial withdrawal

You may request a partial withdrawal of your net surrender value by writing to us. Your partial withdrawal will be effective on the next valuation date. You may specify how much of your partial withdrawal you wish taken from each subaccount. The partial withdrawal service fee, as shown on Page 3A, may be deducted from the subaccounts in the same proportion as the partial withdrawal.

The policy value will be reduced by the amount of any partial withdrawal. Any policy with Death Benefit Option 1 will also have a reduction in the face amount. The minimum partial withdrawal amount is shown on Page 3A and the maximum partial withdrawal amount may not reduce the net surrender value below $500.

basis of values

Minimum surrender values are based on the 1980 CSO Mortality Table, age last birthday, male or female, smoker or nonsmoker, as appropriate. The minimums are not less than those required by the state in which the app is signed.

                                      LOANS

You may have a loan if you assign this contract to us as sole security. The total amount of any loan request must not be such that the total amount of loan, loan interest, plus the requested loan exceeds 90% of the surrender value.

We will ordinarily disburse proceeds of policy loans within seven days from the date of receipt of a request for a loan at our home office, although payments may be postponed under certain circumstances as detailed in the "deferment of payments" section on Page 15. As long as the policy remains in force, the loan may be repaid in whole or in part without penalty at any time while the insured is living.

loan interest

An amount equal to your policy value less all premiums paid may be taken as a preferred loan. The annual loan interest rate charged for preferred loans is shown on Page 3A. A standard loan is the amount that may be borrowed from the sum of premiums paid. The annual loan interest rate for standard loans is shown on Page 3A.
                                                                         Page 12

Interest on policy loans accrues daily and is due at the end of each policy year. Any interest not paid when due becomes part of the policy loan and will bear interest at the rates described in this provision.

When a policy loan is made, a portion of the policy value sufficient to secure the loan will be transferred to the loan account reducing the policy value in the separate account. Any loan interest that is due and unpaid will also be so transferred. All loan amounts will be transferred from the subaccounts to the loan account in the same allocation percentages as specified for premium payments. Amounts transferred to the loan account will no longer be affected by the investment experience of the separate account and will instead accrue interest at the annual loan credited rate as shown on Page 3A.

loan repayment

You may pay back your loan and loan interest at any time. If you do not, we will deduct the loan and loan interest from the amounts we pay.

If your loan and loan interest exceed the surrender value, this contract will stop except as provided in the grace period section. We must mail a notice to you and all assignees at least 30 days before the contract stops.

OTHER TERMS OF YOUR POLICY

our contract with you

These pages and the signed app are your entire contract with us. We issued it based upon your app and the payment made by you. A copy of the app is included. Any supplemental app will also be attached to and made a part of the contract.

We will not use any statements, except those made in the app and any supplemental app, to challenge any claim or to avoid any liability under this policy. The statements made in the app will be treated as representations and not as warranties.

Only our officers have authority to change this contract. No agent may do this. Any change must be written.

when protection starts

The issue date is the date when this policy becomes effective if the insured is then living and the first payment has been made.

termination

This policy will terminate upon the earliest of the following events:

1.   Surrender of the policy; or

2.   End of the grace period; or

3.   Death of the insured.

misstatement of age or sex

If the insured's age or sex shown on the app has been misstated, any proceeds will be adjusted to the amount which the initial safety net premium would have purchased at the correct age and sex.

incontestability

Except as provided in the next provision or in any attached rider with an incontestability provision, we may not contest this contract once it has been in force while the insured is alive for 2 years from its issue date except for failure to make payments that cause the net surrender value to be too small to cover the monthly deductions required to keep this contract and its riders in force.

We may not contest any increase in face amount once it has been in force while the insured is alive for 2 years from the effective date of the increase.

We may not contest any reinstatement of this policy or any benefit riders after they have been in force while the insured is alive for two years from the reinstatement date.

suicide or self-destruction

If the insured dies by suicide while sane or self destruction while insane within 2 years from the issue date of the contract:

1. We will only pay an amount  equal to the policy  value less any policy  debt;
and
2. The policy will stop.

If the insured dies by suicide while sane or self-destruction while insane within two years of the effective date of any increase in face amount, our liability with respect to the increase will be limited to the cost of insurance for the increase.

annual report

Each year we will send you an annual report following the policy anniversary. Each report will provide information on various transactions that took place during the policy year just completed, as well as information on the current status of the policy. This information will include items such as:

1.   The policy value as of the end of the current and prior year.
2.   Payments and withdrawals made during the year.
3.   The monthly deductions and expense charges made during the year.
4.   Earnings during the year.
5.   The current death benefit.
6.   The current surrender value.
7.   The amount of policy debt.
8.   Such additional information as required by applicable law and regulation.

If you ask us, we will send you an additional report, at any time during the policy year. We may charge you for this extra report, but the charge will be no more than $25. We will tell you what the current charge is before sending the report.

conformity with state law

This policy is subject to the laws of the state where the app was signed. If any part of the policy does not comply with the law, it will be treated by us as if it did.

nonparticipating

This policy in nonparticipating. It does not share in our profits or surplus earnings. We will pay no dividends on this policy.

compliance with federal laws

The two requirements below are intended to maintain the status of this policy as life insurance under the current Internal Revenue Code:

First, the amount of payments that you may pay is limited by law. We will conduct a test no less frequently than annually, and return any excess payments.

Second, the death benefit payable may not be less than the applicable percentage of your policy value. This percentage is based on the attained age as shown in the table below:

         Attained                 Applicable
           Age                    Percentage
           ---                    ----------
         0 to 40                      250
            41                        243
            42                        236
            43                        229
            44                        222
            45                        215
            46                        209
            47                        203
            48                        197
            49                        191
            50                        185
            51                        178
            52                        171
            53                        164
            54                        157
            55                        150
            56                        146
            57                        142
            58                        138
            59                        134
            60                        130
            61                        128
            62                        126
            63                        124
            64                        122
            65                        120
            66                        119
            67                        118
            68                        117
            69                        116
            70                        115
            71                        113
            72                        111
            73                        109
            74                        107
         75 to 90                     105
            91                        104
            92                        103
            93                        102
       94 and above                   101
                                                                         Page 14

We will conduct a test monthly and increase the death benefit, subject to our then current underwriting limits, to be equal to the applicable percentage of your policy value, if necessary. The death benefit will remain at that level unless it has to be increased again. If we cannot increase the death benefit due to underwriting limits, we will return the amount of policy value necessary so that the death benefit will be equal to the applicable percentage of your policy value after returning the amount.

We will perform any necessary action within 60 days of the end of the policy year in which the requirement has not been met.

We reserve the right to amend the policy to comply with:

1.   Future changes in the Internal Revenue Code;
2.   Any regulations or rulings issued under the code; and
3.   Any other requirements imposed by the Internal Revenue Service.

We will give you a copy of any such amendment.

payment of proceeds

The net death benefit, or the net surrender value in the event you withdraw it, will be paid in one sum or applied to any settlement option we then provide. When we pay the proceeds, we may ask that you give this policy back to us. No surrenders or partial withdrawals are permitted after payments under a settlement option have started.

Settlement options will include:

1. We will hold the proceeds at interest, and pay out the funds when the person entitled to them requests.
2. We will pay a selected monthly income until the proceeds, with interest, are exhausted.
3. We will pay a monthly income, based upon the amount of proceeds, interest rate and the age and sex of the person or persons receiving the funds, for a selected period or the lifetime of the person or persons to whom the funds are being paid.

At the time the proceeds are payable, we will inform you concerning the rate of interest to be paid on funds left with us. We guarantee that the rate of interest will not be less than 3-1/2%. We may pay interest in excess of the guaranteed rate. We will issue a supplementary contract setting forth the benefits to be paid and the rights of the beneficiary. Each election must include at least $5,000.00 of policy proceeds and must result in installment payments of not less then $50.00.

deferment of payments

We will pay any amounts due under the separate account of this contract within seven days, unless:

o The New York Stock Exchange is closed for other than usual weekends or holiday, or trading on such exchange is restricted; o An emergency exists as defined by the Securities and Exchange Commission; or o The Securities and Exchange Commission permits delay for the protection of contract holders.

                                EXCHANGE OF PLAN

If this policy is in force, you may exchange it during the first two years after the policy date or within two years of an increase in face amount, for a policy in which values do not vary with the investment experience of the separate account. This exchange will be implemented by transferring your policy value to the fixed account and removing your future right to allocate funds to the separate account. We may require you to return this contract to us to amend before this exchange will be processed. This transfer will not be subject to the excess transfer fee.

                      FLEXIBLE PREMIUM VARIABLE LIFE POLICY

                   Minimum Premium Required in the First Year
                  Death Benefit Payable on the Insured's Death
                       Flexible Premiums Payable for Life
          The Death Benefit and other Values provided by this Contract are based on the investment experience of the Separate Account and other flexible factors.

                    These values may vary based on investment
                       and earnings experience and are not
                         guaranteed as to a fixed dollar
                                     amount.

                                Nonparticipating

                              LINCOLN BENEFIT LIFE
                                  C O M P A N Y
                       A MEMBER OF THE ALLSTATE LIFE GROUP

                     FLEXIBLE PREMIUM VARIABLE LIFE POLICY

                                Policy Amendment

This amendment has been added to your policy because the insured is an employee, or an immediate family member of an employee, of the Allstate Corporation, its subsidiaries, or an organization that distributes policies underwritten by the Allstate Corporation or one of its subsidiaries, at the time of application.

The distribution expense charge on Page 3A is amended to be zero.

Except as amended, the policy remains unchanged.


                          LINCOLN BENEFIT LIFE COMPANY

                              /s/ B. Eugene Wraith

                                B. Eugene Wraith
                                   President

UL 8306

                         Accidental Death Benefit Rider
                      For Flexible Premium Adjustable Life


benefit

We will pay the accidental death benefit shown in the Schedule in accordance with the terms of the policy and this rider. The amount will be included in the death benefit of the policy and will be paid upon receipt of proof of death of the insured:

1. resulted directly and independently of all other causes, from an accidental bodily injury; and

2. occurred within 90 days from the date of injury; and

3. occurred while the policy and this rider are in force.

beneficiary

The beneficiary for this rider is the same as for the policy, unless otherwise provided.

risk not covered

This benefit will not be payable if the insured's death resulted from:

1. war or any act of war, whether or not the insured is in military service. The term "war" includes declared or undeclared war or any conflict between the armed forces of any country or countries.

2. suicide, or any attempt at suicide, while sane;

3. attempting a felony;

4. disease, infirmity of the body or mind, or treatment for any of these;

5. Voluntarily:
     a.   Taking a drug,
     b. Inhaling a gas except while conducting the Insured person's duties during the course of employment, Unless as ordered by a qualified doctor, or
     c.   Taking a poison;

6. being in a falling from an air or spacecraft, if the insured:

     a.   is a pilot, officer, or member of the crew; or
     b. is being flown for the purpose of descent from such aircraft while in flight; or
     c.   is giving or receiving any kind of training or instructions; or
     d.   has any duties aboard such aircraft.

when the rider stops

This rider will stop:

1. on the policy anniversary following the insured's 70th birthday; or

2. on the next monthly activity day after you make a written request; or

3. when the policy stops.

other terms of this rider

1. This rider is made a part of the policy, and except as provided is subject to all the terms of the policy.

2. We will have the right to examine the body of the insured and to have an autopsy performed unless prohibited by law.

3. The cost for this rider is included in the monthly deductions. The amount of deductions required are shown in the Schedule.

The start date of this rider is the issued date unless a later date is stated here:

The insured for this rider is the insured under the policy unless the name of an additional insured is stated here:

                          LINCOLN BENEFIT LIFE COMPANY
                                    President

UL 8311

                             Continuation of Payment
                      Disability Continuation Benefit Rider



benefit

We will credit the policy with payments equal to the monthly disability benefit on each monthly activity day:

1. after the insured becomes totally disabled; and

2. while total disability continues.

monthly disability benefit

The monthly disability benefit is shown in the Schedule. After the first policy year, you may ask for an increase or decrease in the monthly disability benefit by writing to us. If you want an increase you must fill out an app that we will send you. We will tell you in writing if we approve it. An increase will start on the next monthly activity day after we approve it. A decrease will take effect on the next monthly activity day after we receive your request. You may not increase the monthly disability benefit more than once per year. You may not decrease it to less than $10.

definition of total disability

Total disability means the insured has a disability which:

1. was caused by injury or disease;

2. first began while this rider is in force;

3. has lasted 6 straight months;

4. is not described in the section called causes of disability not covered; and

5. keeps the insured from doing any work for which the insured is reasonably suited by education, training or experience.

causes of disability not covered

The insured will not qualify for benefits from this rider if disability is caused by:

1. injury the insured caused on purpose; or

2. war or any act of war, whether declared or undeclared.

notice of proof of claim

Written notice of a claim and proof of total disability must be given to us at our home office:

1. during the lifetime of the insured; and

2. within 1 year after the beginning of total disability.

Failure to give notice and proof within 1 year will not keep us from approving a claim if it is shown that the notice and proof were given as soon as was reasonably possible.

Prior to the approval of any claim for this benefit and while total disability continues, we may require that the insured be examined by a physician we choose.

When we approve a claim for this benefit, we will also credit the policy with payments of the monthly disability benefit for the months since the insured became disabled; however, no benefit payments will be credited for months more than 1 year prior to the time we receive proof of claim.

proof of continuance

After approval of a claim for this benefit, we may require proof of the continuance of total disability. We will not require proof more often than once a year after total disability has continued for 2 full years. If proof is not furnished on request or if the insured fails to submit to a medical examination that we request, we will stop crediting the policy with benefit payments.

notice of recovery

You must give immediate notice to us when the insured ceases being totally disabled.

recurrence of prior disability

If, following recovery from a total disability which has lasted for at lest 6 straight months, the insured suffers another total disability which:

1. begins within 30 days of recovery; and

2. is due to the same or related causes as the prior total disability;

then, the total disability shall be considered to have continued during the period between recovery and recurrence of total disability.

continuation of  coverage

If the cash value becomes too small to continue the full benefits as provided in the policy and any benefit riders, we will reduce the amount of coverage provided by the policy and benefit riders to the amount which the cash value including this benefit will provide. We will reduce the coverages on a pro-rata basis after a 60 day grace period. All Increasing Insurance Riders will stop. We will not reduce the monthly disability benefit at the time. We will give you written notice before we reduce the amount of coverage. To increase the amount of coverage on any insured under the policy or its benefit after it has been reduced, you must give us due proof that the insured(s) is(are) still insurable.

when this rider stops

This rider will stop:

1. on the policy anniversary following the insured's 60th birthday; however, such termination will not affect a claim for this benefit occurring before that date; or

2. on the monthly activity day after you make a written request; or

3. when the policy stops.

other terms of this rider

1. This rider is made a part of the policy and except as provided is subject to all the terms of the policy.

2. The cost for this rider is included in the monthly deductions. The amount of deductions required are shown in this Schedule.

3. You may make payments while the insured is disabled. The benefit payments we make will not be reduced because of any payments that your make.

The start of this rider is the issue date unless a later date is stated here:

                          LINCOLN BENEFIT LIFE COMPANY
                                    President

UL 8805

                           Children's Level Term Rider
                      For Flexible Premium Adjustable Life
benefit

The amount insured for each insured child is $5,000 for each unit of this rider. We will pay the amount insured provided by this rider when we receive proof that an insured child's death occurred:

1. while this rider is in force; and

2. after that insured child became 15 days old: and

3. before the earlier of that insured child's 25th birthday or the rider termination date.

definitions

Insured child means:

1. any child, stepchild, or legally adopted child of the insured, if the child is named in the application for the policy or this rider and is less than 18 years old on the issue date of this rider, and

2. any child who after the date of the applica- tion, is born of the marriage of the insured and the insured's spouse or is legally adopt- ed by the insured prior to the child's 18th birthday.

beneficiary

Any amount payable under this rider upon death of an insured child will be paid to you unless otherwise provided. If you are deceased, payment will be made to the estate of such in- sured child.

continuation of insurance

If the insured dies while this rider is in force, any remaining insurance provided by this rider will continue in force as paid-up term insur- ance with no further premium payable.

ownership

Unless otherwise provided in the policy, ownership of this rider will be as follows:

1. you will be the owner while living;

2. after your death, insurance on the life of each insured child will be owned by that child.

exchange right

The insurance on each insured child may be exchanged for a new policy upon the child's 25th birthday or the policy anniversary following the insured's 65th birthday, if earlier.

The exchange will be made on the following conditions:

1. This rider must be in force when you make the exchange.

2. The request for exchange must be written.

3. The new policy selected by you must be a whole life plan or flexible premium adjustable life plan, then sold by us.

4. The amount insured of the new policy will not be greater than five times the amount insured of this rider on the date of ex-change, but never less than $5,000.

5. The issue date of the new policy will be the date of exchange.

6. The premium for the new policy will be based on the insured child's sex, attained age and standard premium class. No new evidence of insurability will be required.

7. Any benefit rider providing additional benefits in the event of disability or death will be made a part of the new policy only with our consent.

when the rider stops

This rider will stop:

1. on the policy anniversary following the in-sured's 65th birthday; or

2. on the next monthly activity day after you make a written request; or

3. when the policy stops.

reinstatement

If the policy is reinstated, this rider may be reinstated at the same time provided we receive evidence satisfactory to us of the good health and insurability of all children to be insured under this rider.

Reinstatement will create no liability because of the death of any insured child occurring prior to the date of reinstatement.

misstatement of age

If the age of any insured child has been misstated, the termination date of the term insurance for that insured child will be based on the correct age.

suicide

If any insured child, while sane, dies by suicide within 1 year from the issue date of this rider, this rider will immediately become void. Our liability under this rider will be limited to an amount equal to the premium paid for this rider.

cash value

This rider does not have cash value while on a premium-paying basis. If this rider becomes fully paid-up, cash value is available upon surrender. The amount of cash value is set forth in this table:

                     Cash Value for each $1,000 of Insurance
                    Attained age of Cash Attained age of Cash
                     Insured Child Value Insured Child Value

         0               $19                15                $14
         1                17                16                 13
         2                17                17                 12
         3                17                18                 11
         4                16                19                 10
         5                16                20                  9
         6                16                21                  7
         7                16                22                  6
         8                16                23                  4
         9                16                24                  2
         10               16                25                  0
         11               16
         12               16
         13               15
         14               15

basis of values

The reserves for this rider are computed upon the Commissioners 1980 Standard Ordinary Mortality Table, 4 1/2 % interest, the insured's age last birthday, and the assumption that deaths occur at the end of policy years. The cash value of a paid-up benefit surrendered within 30 days of a policy anniversary is not less than the present value of future guaranteed benefits on the anniversary.

other terms of this rider

1. This rider is made a part of the policy, and except as provided is subject to all the terms of the policy

2. The cost of this rider is included in the monthly deductions. The amount of deductions required are shown in the Schedule.

The start date of this rider is the issue date unless a later date is stated here:

                          LINCOLN BENEFIT LIFE COMPANY
                                    President

UL 9891
                 Additional Insured Term Insurance Benefit Rider benefit

We will pay the amount insured provided by this rider when we receive proof that the additional insured died while this rider was in force. The additional insured and the death benefit for this rider are shown in the Policy Data.

beneficiary

Any amount payable under this rider upon the death of an additional insured will be paid to you, unless otherwise provided. If you are deceased, payment will be made to the estate of such additional insured.

exchange of this rider

Prior to the additional insured's 75th birthday, you may exchange this rider for a policy insuring the life of the additional insured. The exchange will be made on the following conditions.

1. This rider must be in force when you make the  exchange.

2. The request for exchange must be written.

3. The new policy selected by you must be a whole life plan, or flexible premium adjustable life plan, then sold by us.

4. The death benefit of the new policy will not be greater than the death benefit of this rider on the date of exchange, but never less than $25,000.

5. The issue date of the new policy will be date of exchange.

6. The premium for the new policy will be based on the additional insured's sex, attained age and the premium class applicable to this rider. No new evidence of insurability will be required.

7. Any benefit riders providing additional benefits in the event of disability or death will be made a part of the new policy only with our consent.

In addition, a special exchange provision will be allowed to any additional insured if the policy stops due to the death of the insured. This special exchange will be allowed regardless of the age of the additional insured. All other conditions listed above will still apply.

when this rider stops

This rider will stop:

1. on the policy anniversary  following the additional  insured's 99th birthday;
or

2. on the policy anniversary following the base insured's 99th birthday; or

3. when this rider is exchanged as provided; or

4. on the monthly activity day after you make a written request; or

5. when the policy stops.

basis of computations

The reserves for this rider are computed upon the Commissioners 1980 Standard Ordinary Mortality Table, interest as prescribed in the Standard Valuation Law, the insured's age last birthday, and the assumption that deaths occur at the end of policy year.

other terms of this rider

1. This rider is made a part of the policy on the start date, and except as provided is subject to all the terms of the policy.

2. The cost for this rider is included in the monthly deductions. The amount of deductions required will never exceed the rates shown in the Policy Data.

The start date of this rider is the issue date unless a later date is stated here:

                          LINCOLN BENEFIT LIFE COMPANY
                                    President